Arizona Association of REALTORS

ADDENDUM 3

Document updated: June 1993

ARIZONA association of REALTORS® REAL SOLUTIONS. REALTOR® SUCCESS

The pre-printed portion of this form has been drafted by the Arizona Association of REALTORS®. Any change in the pre-printed language of this form must be made in a prominent manner. No representations are made as to the legal validity, adequacy and/or effects of any provision, including tax consequences thereof. If you desire legal, tax or other professional advice, please consult your attorney, tax advisor or professional consultant.

REALTOR® EQUAL HOUSING OPPORTUNITY

This is an addendum originated by the: ☐ Seller ☑ Buyer ☐ Landlord ☐ Tenant.

This is an addendum to the Contract dated 09/24/2022 (MO/DA/YR) between the following Parties:

Seller/Landlord: [redacted]

Buyer/Tenant: Arrived Holdings, Inc

Premises: 32 San Patricio Drive, Sedona, AZ 86336

The following additional terms and conditions are hereby included as a part of the Contract between Seller and Buyer for the above referenced Premises:

Regarding Purchase Contract, buyers initials at the bottom of page 4 shall be initialed in buyers box.

Line 242, both sewer system and conventional septic system boxes shall be checked.

Pertaining to counter offer #3, Line 7 should read original buyer response time on counter offer #1 extended to 11:59pm on 9/23/22.

Pertaining to counter offer #3, line 29 seller box shall be checked.

Pertaining to HOA addendum line 75 seller boxed shall be checked.

Pertaining to counter offer #2, line 21 term of acceptance shall be 9/24/22 at 12:00pm.

The undersigned agrees to the additional terms and conditions and acknowledges receipt of a copy hereof.

[redacted] 10/04/2022 MO/DA/YR

_______________ MO/DA/YR
☐ Seller ☐ Buyer
☐ Landlord ☐ Tenant

10-05-2022 MO/DA/YR
☐ Landlord ☐ Tenant

[redacted] 10-05-2022 MO/DA/YR
☐ Landlord ☐ Tenant

For Broker Use Only:
Brokerage File/Log No. ____________ Manager's Initials __________ Broker's Initials __________ Date __________ (MO/DA/YR)